Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

Dated as of November 15, 2021

among

GALAXY GAMING, INC.,
as the Borrower,

FORTRESS CREDIT CORP.,
as Administrative Agent and Collateral Agent,

and

The Lenders Party Hereto

KE 81166242

TABLE OF CONTENTS

SectionPage

Article I
Definitions and Accounting Terms

1.1	Defined Terms1
1.2	Other Interpretive Provisions42
1.3	Accounting Terms43
1.4	Rounding43
1.5	Times of Day; Rates43
1.6	Divisions.43
1.7	[Reserved].43
1.8	Currency Matters.43

Article II
The Commitments and Credit Extensions

2.1	The Loans44
2.2	Borrowings, Conversions and Continuations of Loans44
2.3	[Reserved]45
2.4	[Reserved]45
2.5	Prepayments45
2.6	Termination or Reduction of Commitments49
2.7	Repayment of Obligations49
2.8	Interest49
2.9	Upfront Fee50
2.10	Computation of Interest50
2.11	Evidence of Debt50
2.12	Payments Generally; Agent’s Clawback50
2.13	Sharing of Payments by Lenders51
2.14	Benchmark Replacement Setting52
2.15	Defaulting Lenders53

Article III
Taxes, Yield Protection and Illegality

3.1	Taxes54
3.2	Illegality58
3.3	Inability to Determine Rates59
3.4	Increased Costs; Reserves on LIBOR Rate Loans59
3.5	Compensation for Losses60
3.6	Mitigation Obligations; Replacement of Lenders61
3.7	Survival61

Article IV
Conditions Precedent to Credit Extensions

4.1	Conditions of Initial Credit Extension61

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SectionPage

Article V
Representations and Warranties

5.1	Existence, Qualification and Power64
5.2	Authorization; No Contravention64
5.3	Governmental Authorization; Other Consents65
5.4	Binding Effect65
5.5	Financial Statements; No Material Adverse Effect65
5.6	Litigation65
5.7	[Reserved]66
5.8	Ownership of Property; Liens66
5.9	Environmental Compliance66
5.10	Insurance67
5.11	Taxes67
5.12	ERISA Compliance67
5.13	Subsidiaries; Equity Interests68
5.14	Margin Regulations; Investment Company Act68
5.15	Disclosure68
5.16	Compliance with Laws69
5.17	Intellectual Property; Licenses, Etc.69
5.18	Labor Matters69
5.19	Security Documents69
5.20	Solvency70
5.21	Reserved70
5.22	Brokers70
5.23	Customer and Trade Relations70
5.24	Reserved70
5.25	Casualty70
5.26	OFAC/Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws70
5.27	Patriot Act71

Article VI
Affirmative Covenants

6.1	Financial Statements71
6.2	Certificates; Other Information72
6.3	Notices73
6.4	Payment of Taxes75
6.5	Preservation of Existence, Etc.75
6.6	Maintenance of Properties75
6.7	Maintenance of Insurance75
6.8	Compliance with Laws76
6.9	Books and Records; Accountants76
6.10	Inspection Rights76
6.11	Additional Guarantors77
6.12	Board Materials77
6.13	Information Regarding the Collateral77
6.14	[Reserved]77
6.15	Post-Closing Actions Relating to Collateral77
6.16	Further Assurances.78
6.17	[Reserved]78

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SectionPage

6.18	[Reserved].78
6.19	[Reserved]78
6.20	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws78
6.21	Conference Calls78
6.22	Isle of Man Matters78

Article VII
Negative Covenants

7.1	Liens79
7.2	Investments79
7.3	Indebtedness79
7.4	Fundamental Changes79
7.5	Dispositions80
7.6	Restricted Payments80
7.7	Prepayments of Indebtedness81
7.8	Change in Nature of Business81
7.9	Transactions with Affiliates81
7.10	Burdensome Agreements82
7.11	Use of Proceeds82
7.12	Amendment of Organization Documents and Material Indebtedness83
7.13	Fiscal Year83
7.14	Isle of Man Accounts83
7.15	Maximum Total Net Leverage Ratio83

Article VIII
Events of Default and Remedies

8.1	Events of Default84
8.2	Remedies Upon Event of Default86
8.3	Application of Funds87

Article IX
The Agent

9.1	Appointment and Authority88
9.2	Rights as a Lender88
9.3	Exculpatory Provisions88
9.4	Reliance by Agent89
9.5	Delegation of Duties89
9.6	Resignation of Agent89
9.7	Non-Reliance on Agent and Other Lenders90
9.8	[Reserved].90
9.9	Agent May File Proofs of Claim; Credit Bidding90
9.10	Collateral and Guaranty Matters91
9.11	Notice of Transfer92
9.12	Agency for Perfection92
9.13	Indemnification of Agent92
9.14	Relation among Lenders93
9.15	Erroneous Payments93

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SectionPage

Article X
Miscellaneous

10.1	Amendments, Etc.95
10.2	Notices; Effectiveness; Electronic Communications97
10.3	No Waiver; Cumulative Remedies99
10.4	Expenses; Indemnity; Damage Waiver99
10.5	Payments Set Aside100
10.6	Successors and Assigns101
10.7	[Reserved]104
10.8	Treatment of Certain Information; Confidentiality104
10.9	Right of Setoff105
10.10	Interest Rate Limitation105
10.11	Counterparts; Integration; Effectiveness106
10.12	Survival106
10.13	Severability106
10.14	Replacement of Lenders106
10.15	Governing Law; Jurisdiction; Etc.107
10.16	Waiver of Jury Trial108
10.17	No Advisory or Fiduciary Responsibility108
10.18	USA PATRIOT Act Notice109
10.19	Foreign Asset Control Regulations109
10.20	Gaming Laws.109
10.21	Time of the Essence110
10.22	Press Releases110
10.23	Releases110
10.24	No Strict Construction111
10.25	Attachments111
10.26	Electronic Execution of Assignments and Certain Other Documents111
10.27	Intercreditor Agreement111
10.28	Additional Waivers.112
10.29	Acknowledgement and Consent to Bail-In of Affected Financial Institutions113

SIGNATURESS-1

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SCHEDULES

2.1	Commitments
5.18	Collective Bargaining Agreements
6.15	Post-Closing Actions Relating to Collateral
7.1	Existing Liens
7.2	Existing Investments
7.3	Existing Indebtedness
7.9	Transactions with Affiliates
10.2	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Borrowing/Conversion/Continuation Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of November 15, 2021, among GALAXY GAMING, INC., a Nevada corporation (the “Borrower”), each Person from time to time party hereto as a lender (collectively, the “Lenders” and individually, a “Lender”) and FORTRESS CREDIT CORP., as administrative agent and collateral agent.

W I T N E S S E T H:

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

The proceeds of the Loans made on the Closing Date will be used (i) for working capital and other general corporate purposes of the Loan Parties, (ii) to refinance certain existing Indebtedness, (iii) to provide funds for the Borrower to comply with the terms of the Settlement Agreement and (iv) to pay fees, costs and expenses in connection with the foregoing.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
Definitions and Accounting Terms

1.1Defined Terms

.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business all as determined on a consolidated basis for such Acquired Entity or Business, as applicable.

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during any period to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit, division or line of business of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business, of another Person, or a Controlling interest in the Equity Interests, of any other Person, in each case in any transaction or series of transactions which are part of a common plan but in each case excluding any acquisition solely of interests in real property.

“Act” shall have the meaning provided in Section 10.18.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, Softbank and members of the Softbank Group shall not be deemed Affiliates of Fortress or of its Affiliates.

“Agent” means Fortress in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.2(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Term Loan Credit Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means 6.75% per annum for Base Rate Loans and 7.75% per annum for LIBOR Rate Loans; provided that if the Total Net Leverage Ratio, as set forth in the most recent Compliance Certificate delivered timely in accordance with Section 6.2(a), is less than 4.00:1.00, then the term “Applicable Margin” shall mean 6.50% per annum for Base Rate Loans and 7.50% per annum for LIBOR Rate Loans.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments of all Lenders, and (b) with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans and the denominator of which is the aggregate Outstanding Amount of all Loans.

“Applicable Prepayment Premium” shall mean, with respect to any prepayments of the principal of the Loan in connection with a Prepayment Event occurring prior to the second anniversary of the Closing Date, a premium equal to: (a) on any date on or prior to the date that is the first anniversary of the Closing Date, an amount equal to the Make Whole Amount and (b) on any date that is after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount equal to two percent (2.00%) of the principal amount of the Loan so prepaid, repaid, refinanced or amended, in each case, including such prepayment, repayment, refinancing or amendment in connection with (u) a Change of Control, (v) an acceleration of the Loan as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral in connection with the exercise of remedies by the Agent and Lenders following an Event of Default, (x) sale of the Collateral in any Insolvency Proceeding of any Loan Party, (y) the restructure, reorganization, or compromise of the Loan by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding of any Loan Party or any of its Subsidiaries, or (z) the termination of this Agreement for any reason (other than in connection with a repayment in full of the Obligations that would not otherwise constitute a Prepayment Event).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Asset Sale” means any Disposition or series of related Dispositions permitted under clause (s) of the definition of “Permitted Disposition” involving assets with a fair market value in excess of $500,000 in the aggregate per Fiscal Year or $1,000,000 in the aggregate.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2020, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a floating rate equal to the greater of (i) the Prime Rate in effect on such date (or, if The Wall Street Journal ceases quoting a Prime Rate of the type described, either (A) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by the Agent or (B) the highest per annum rate of interest published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), (ii) the Federal Funds Rate in effect on such day, provided that the Federal Funds Rate shall not be less 0.00%, plus ½ of 1%, and (iii) the LIBOR Rate on such date for an Interest Period of one month plus 1.00% per annum.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect one Business Day following each change in the Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the LIBOR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.14, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)For purposes of Section 2.14(a), the first alternative set forth below that can be determined by the Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.14(a); and

(2)For purposes of Section 2.14(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent reasonably decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means Loans of the same Type and currency, made, Converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing/Conversion/Continuation Notice” means a notice of (a) a Borrowing on the Closing Date, (b) a Conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.2(b), which, if initially given in writing or when confirmed in writing after telephonic notice has been given, shall be substantially in the form of Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the City of New York and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding the foregoing, with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842, GAAP as in effect on December 31, 2018 shall be applied.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any Collateral.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire to the extent such right is exercisable immediately or prior to the Maturity Date (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (iii) whose election, appointment or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body; or

(c)other than as the result of any Permitted Disposition of 100% of the Equity Interests of any Loan Party, the Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of the other Loan Parties.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all Mortgaged Property and “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower on the Closing Date pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1.  As of the Closing Date, the aggregate principal amount of the Commitments is $60,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Restricted Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, without duplication, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) any extraordinary or non-recurring items of loss resulting from the sale of assets, (v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), (vi) one-time costs incurred (x) in connection with acquisitions, divestitures or debt or equity financings after the Closing Date in an aggregate amount not to exceed $750,000 during the term of this Agreement or (y) in connection with the Transactions, (vii) [Reserved], (viii) any restructuring charge or reserve, integration cost or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs related to the closure and/or consolidation of facilities and to exiting lines of business; provided, all such amounts pursuant to this clause (viii) for such Measurement Period, shall not exceed 5.0% of Consolidated EBITDA prior to giving effect to any add-back pursuant to this clause (viii) and (ix) unrealized foreign currency exchange loss; minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) any extraordinary or non-recurring items of gain resulting from the sale of assets other than in the ordinary course of business, (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Restricted Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP and (iv) cash expenditures during such period in respect of internal labor costs which have not been deducted in calculating Consolidated Net Income.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under applicable Swap Contracts, but excluding any non-cash or deferred interest financing costs, in each case, paid or payable by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, (b) the portion of rent expense with respect to such Measurement Period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, paid or payable by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP and (c) all dividends or distributions in respect of Disqualified Stock (other than dividends or distributions to the Borrower or a Restricted Subsidiary), in each case paid or payable by the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) (i) extraordinary or non-recurring gains for such Measurement Period and (ii) extraordinary or non-recurring losses for such Measurement Period; provided, all such amounts pursuant to this clause (ii) for such Measurement Period, shall not exceed 5.0% of Consolidated EBITDA prior to giving effect to any exclusions pursuant to this clause (ii), (b) the income (or loss) of any Subsidiary that is not a Restricted Subsidiary and of any non-Subsidiary joint venture, except to the extent of the amount of cash dividends or other distributions actually paid or payable in cash to the Borrower or a Restricted Subsidiary of the Borrower during such period and (c) the income of any direct or indirect Restricted Subsidiary of the Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition) minus the aggregate amount of Qualified Cash as of such date.  For the avoidance of doubt,

Consolidated Total Debt shall not include (i) obligations under Swap Contracts (except to the extent of any unpaid termination payments thereunder), (ii) obligations in respect of undrawn letters of credit or (iii) any earn-out Indebtedness or other deferred purchase price amounts except to the extent remaining unpaid after becoming due.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Permitted Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current portion of any Capital Lease Obligations, (e) deferred revenue arising from cash receipts that are earmarked for specific projects, (f) the current portion of deferred acquisition costs and (g) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Agent, (iii) any other Person to whom Obligations are owing, and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Loan Parties.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent and its respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel, one specialty counsel with respect to each relevant specialty and one local counsel in each relevant jurisdiction for the Agent, and (B) outside consultants for the Agent, and (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (C) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent or any Affiliate of any of it in connection with the enforcement and collection of the Loan Documents after the occurrence and during the continuance of an Event of Default (including any workout, restructuring or negotiation in respect thereof), provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customary Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral permitted under clause (ee) of the definition of “Permitted Encumbrances” that are intended to rank equal in priority to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Agent and the Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing such other Indebtedness to the extent validly perfected and not subject to other Liens ranking senior to the Liens securing such Indebtedness but junior to the Liens securing the Obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.5(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) with respect to all other Obligations, an interest rate equal to the Base Rate, plus the Applicable Margin, plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that after the Closing Date, has, or has a direct or indirect parent company that has, (i) become insolvent or otherwise the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Borrower, but excluding any issuance of Equity Interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means any competitor of the Borrower and its Restricted Subsidiaries that is in the same, a similar or a related line of business as the Borrower and its Restricted Subsidiaries or any Affiliate of such competitor, in each case designated in writing by the Borrower to the Agent from time to time (including prior to the Closing Date) (which designation shall be made available to the Lenders by the Agent on request) or any other Affiliate of such competitor reasonably identifiable as such on the basis of such Affiliate’s name (other than, in each case, any such Affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business).  Notwithstanding the ability of the Borrower to supplement the list of Disqualified Lenders, no such supplement or other modification shall be given retroactive effect.  Notwithstanding anything to the contrary contained herein, Fortress and its Affiliates shall not be deemed “Disqualified Lenders”.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date, provided that, for the avoidance of doubt, the Warrants and any Equity Interests issued pursuant thereto shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Borrower at such time on the basis of the spot rate for the purchase of Dollars with such currency on the Business Day immediately preceding the date of such time of determination.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)

a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” of any indebtedness means the “effective yield” of such indebtedness, as determined in the reasonable judgment of the Agent consistent with generally accepted financial practices, taking into account interest rate benchmark floors, upfront fees, original issue discount and interest margins.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans; (c) an Approved Fund; (d) [Reserved]; and (e) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Lender, a Loan Party or any of their respective Affiliates or Subsidiaries or any natural Person.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) any event or condition determined by the PBGC to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or a failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.1.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.1 hereof.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period;

(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization and compensation expense arising from equity awards) to the extent deducted in arriving at such Consolidated Net Income;

(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv)an amount equal to the aggregate net loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in Consolidated Net Income; and

(vi)the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period; over

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and non-cash gains to the extent included in arriving at such Consolidated Net Income;

(ii)without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries;

(iii)the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capital Lease Obligations and (B) the amount of repayments of Loans pursuant to Section 2.7 but excluding (X) all other prepayments of Loans and (Y) all prepayments in respect of any revolving credit facility, except, in the case of this clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence or issuance of Indebtedness or Equity Interests of the Borrower or its Restricted Subsidiaries;

(iv)an amount equal to the aggregate net gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (iii) above);

(vii)without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period pursuant to clauses (h), (i), (l) and (o) of the definition of “Permitted Investments”, except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(viii)the amount of cash Restricted Payments paid during such period pursuant to Section 7.6 (other than cash paid to the Borrower or any of its Restricted Subsidiaries) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(ix)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of Indebtedness of the Borrower or its Restricted Subsidiaries;

(x)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other Indebtedness of the Borrower or its Restricted Subsidiaries, in an aggregate amount not to exceed $500,000 for such period; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xi)the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xii)cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income; and

(xiii)cash payments during such period in respect of non-cash items expensed in a prior period but not reducing Excess Cash Flow as calculated for such prior period.

“Excluded Subsidiary” shall mean any Subsidiary that is (a) prohibited by applicable Law, rule or regulation from guaranteeing the Obligations or would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval or licensor authorization has been received, (b) a joint venture, to the extent a guaranty is prohibited by such joint venture’s organizational documents or (c) excluded to the extent the Agent and Borrower mutually determine the cost, burden, difficulty and/or consequence (including adverse tax consequence) of obtaining a guaranty or security interest with respect thereto outweigh the benefit to the Lenders.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.6 and 10.14) or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such interest or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e) and (d) any Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning set forth in Section 10.19.

“Existing Indebtedness” means, collectively, the MSL Indebtedness and the NSB Indebtedness.

“Extraordinary Receipt” means any cash received in the aggregate in any Fiscal Year in excess of $100,000 by or paid to or for the account of any Person consisting of (i) federal income tax refunds (other than any tax refund, relief, assistance or accommodation provided to a Loan Party under (or resulting from the application of) the Coronavirus Aid, Relief, and Economic Security Act (including, the Employee Retention Credit, the five year net operating loss carryback without any taxable income limitation, technical corrections permitted to the 2017 Tax Cuts and Jobs Act passed December 22, 2017, and any other relief provided by US Federal and State taxing authorities that is connected to COVID-19)), (ii) pension plan reversions, (iii) indemnity payments, (iv) proceeds of insurance (except to the extent received in connection with a Casualty Event), (v) any purchase price adjustments in connection with any purchase agreement (excluding any working capital adjustments made pursuant to any purchase agreement), or (vi) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to: (a) the highest rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York online at https://www.federalreserve.gov/monetarypolicy/openmarket.htm; or (b) if such rate is not so published for any day which is a Business Day, the highest of the quotations for such day on such transactions received by the Agent out of three (3) federal funds brokers of recognized standing reasonably selected by it.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, as such Fiscal Quarters may be amended in accordance with the provisions of Section 7.13 hereof.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year, as such Fiscal Year may be amended in accordance with the provisions of Section 7.13 hereof.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means 1.00%, which was the benchmark rate floor provided in this Agreement as of the Closing Date.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.19.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any Plan not subject to ERISA by reason of Section 4(b)(4) of ERISA.

“Foreign Subsidiary” means as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“Fortress” shall mean Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more controlled investment affiliates or assignees.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming” means any and all gambling, gaming, or casino or video lottery activities the Borrower or any other Loan Party is permitted to conduct.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the federal government or any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any Gaming operation owned, managed or operated by, or to enforce the Gaming Laws applicable to, the Borrower or any other Loan Party.

“Gaming Laws” means any and all Laws pursuant to which the Borrower or any other Loan Party conducts, manages, or participates in Gaming or any Gaming Authority possesses regulatory, licensing or permit authority over Gaming conducted within its jurisdiction by the Borrower or any other Loan Party, including the policies, interpretations and administration thereof by the applicable Gaming Authority.

“Gaming License” means any license or other authorization issued to the Borrower or any other Loan Party by any Gaming Authority required to own, lease, operate or otherwise conduct the Gaming business of the Borrower or any other Loan Party.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) the Borrower, (b) each Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower existing on the Closing Date, and (c) each Person (in each case, other than any Excluded Subsidiary) that shall be required to execute and deliver a guaranty of all of the Obligations pursuant to Section 6.11.

“Guaranty and Security Agreement” means the Term Loan Guaranty and Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as amended and in effect from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person in respect of Disqualified Stock of such Person; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company unless the Indebtedness of such joint venture is Guaranteed by such Person and covered by clause (h) above) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness that is only Indebtedness pursuant to clause (e) shall be the lesser of the indebtedness secured by a Lien on property of the applicable Person and the fair market value of such property, as reasonably determined by the Borrower, so long as such Indebtedness is non-recourse to the Loan Parties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.4(b).

“Information” has the meaning specified in Section 10.8.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Borrowing/Conversion/Continuation Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)no Interest Period shall extend beyond the Maturity Date; and

(iv)notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Interpolated Rate” means, at any time, for any interest period, the greater of (i) the rate per annum (rounded to the same number of decimal places as the Published LIBOR Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Published LIBOR Rate for the longest period (for which the Published LIBOR Rate is available) that is shorter than the Impacted Interest Period; and (b) the Published LIBOR Rate for the shortest period (for which the Published LIBOR Rate is available) that exceeds the Impacted Interest Period, in each case, at such time and (ii) 1.00%.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, any applicable Loan Documents as a Guarantor.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, a rate for eurodollar deposits for a period equal to 1, 3 or 6 months (as selected by the Borrower in accordance herewith) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities); provided that if the Published LIBOR Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the Published LIBOR Rate shall be the Interpolated Rate; provided further that the LIBOR Rate shall in no case be less than 1.00%.  If the Reuters screen shall no longer report the Published LIBOR Rate, or such interest rates cease to exist, the Agent shall be permitted to select an alternate service that quotes, or alternate interest rates in accordance with the terms and conditions of Section 2.14.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“License Revocation” means the revocation, failure to renew or disciplinary suspension of any Gaming License.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, but excluding the interests of lessors under operating leases).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, the Perfection Certificate, the Security Documents, each Customary Intercreditor Agreement and any other agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make Whole Amount” means on any date of prepayment of all or any portion of the Loans upon the occurrence of a prepayment pursuant to a Prepayment Event, an amount in cash equal to the excess (if any) of:

(a) the present value as of such date of prepayment, as determined by Agent in its sole discretion, of (i) the principal amount being prepaid and the prepayment premium of 2.0% required pursuant to Section 2.5, as if paid on the day after the first anniversary of the Closing Date plus (ii) all required interest payments (including interest at the Default Rate if an Event of Default has occurred and is continuing at the time the Make Whole Amount becomes due) due on the portion of the Loans that are prepaid pursuant to such Prepayment Event from the date of prepayment through and including the first anniversary of the Closing Date, with such present value computed in accordance with accepted financial practice using a discount rate equal to the sum of the Treasury Rate as of such date of prepayment plus 0.50%; over

(b) the principal amount being prepaid.

“Macquarie Fee Letter” means that certain letter agreement, dated as of June 22, 2021, by and between the Borrower and Macquarie Capital (USA) Inc.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under the Loan Documents taken as a whole or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party taken as a whole.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $500,000.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn and committed amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Real Estate” means any parcel or adjacent parcels of Real Estate located in the United States that is owned in fee by a Loan Party and that has a fair market value in excess of $750,000, as reasonably determined, in good faith, by the Borrower and reasonably acceptable to the Agent.

“Maturity Date” means the date that is five years after the Closing Date; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning provided therefor in Section 10.10.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarter period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, deed to secure debt or any other document, creating and evidencing a Lien on a Mortgaged Property in favor of the Agent, for the benefit of the Credit Parties, securing the Obligations, which shall be in form and substance reasonably satisfactory to the Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” means, each piece of Material Real Estate, if any, that shall be subject to a Mortgage delivered after the Closing Date pursuant to Sections 6.11, 6.15 and/or 6.16.

“MSL Indebtedness” means the indebtedness of the Borrower to NSB pursuant to the MSL Loan Agreement.

“MSL Loan Agreement” means the Business Loan Agreement dated as of October 26, 2020, pursuant to which NSB agreed to make a loan in an aggregate principal amount of $4,000,000 to the Borrower.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any continuing liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means (a) with respect to any Asset Sale by, Extraordinary Receipt received by or paid to the account of, or any Casualty Event experienced by any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Permitted Cash Equivalents received by the Loan Parties and their Restricted Subsidiaries in connection with such transaction (including any cash or Permitted Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received (which deferred payment shall be aggregated with prior payments for purposes of determining the amount of Net Proceeds)) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by any applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien (if any) on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) and paid to third parties (other than Affiliates) and (C) in the case of Net Proceeds from Extraordinary Receipts, (I) the aggregate amount required to be paid by the Loan Parties and their Restricted Subsidiaries to other Persons that are not Affiliates in relation to the event or condition giving rise to such Extraordinary Receipts (including any amounts retained by or paid to such other Persons entitled to such amounts) and (II) the aggregate amount that reimburses the Loan Parties and their Restricted Subsidiaries for amounts previously incurred directly attributable to the event or condition giving rise to such Extraordinary Receipts (including payment of any fees, costs and expenses arising in connection therewith); and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Permitted Cash Equivalents received in connection with such transaction minus (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and paid to third parties (other than Affiliates).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.1(c).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“NSB” means Zions Bancorporation, N.A. dba Nevada State Bank.

“NSB Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 29, 2021, pursuant to which NSB agreed to make (i) revolving loans in an aggregate principal amount of $1,000,000 to the Borrower and (ii) a term loan in an aggregate principal amount of $7,022,300.

“NSB Indebtedness” means the indebtedness of the Borrower to NSB pursuant to the NSB Credit Agreement.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, expenses and premiums (including any Applicable Prepayment Premium)), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“option right” has the meaning set forth in clause (a) of the definition of “Change of Control”.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or LLC agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than with respect to an assignment made pursuant to Section 3.6).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning provided therefor in Section 10.6(d).

“Patriot Act” has the meaning specified in Section 5.27.

“Payment Recipient” has the meaning assigned to it in Section 9.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date executed by the Loan Parties, together with any other Perfection Certificates delivered to the Agent in accordance with the Guaranty and Security Agreement.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(b)any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower and its Restricted Subsidiaries under this Agreement;

(c)any Equity Interests of a Person acquired in such transaction shall be of a Person that becomes a Restricted Subsidiary and a Guarantor;

(d)no Event of Default then exists or would arise as a result of such transaction;

(e)the aggregate consideration paid for all Permitted Acquisitions shall not exceed $20,000,000 during the term of this Agreement; and

(f)after giving effect to such Permitted Acquisition the Total Net Leverage Ratio of the Borrower and its Restricted Subsidiaries determined on a Pro Forma Basis shall be equal to or less than the applicable Total Net Leverage Ratio set forth in Section 7.15(a) for the most recently ended Measurement Period (or if no such Measurement Period has occurred, the immediately following Measurement Period).

“Permitted Cash Equivalents” shall mean:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above; and

(f) (x) such local currencies in those countries in which the Borrower or any Subsidiary thereof transacts business from time to time in the ordinary course of business (including, without limitation, Euros and British Pounds Sterling) and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) or the definition of Permitted Cash Equivalents, in each case, customarily utilized in countries in which the Borrower or any Subsidiary thereof operates for short term cash management purposes.

“Permitted Disposition” means any of the following:

(a)Dispositions of Inventory in the ordinary course of business;

(b)the lapse or abandonment of Intellectual Property or rights thereto that are no longer used in or useful to the business of the Loan Parties and their Restricted Subsidiaries, based on the Loan Parties’ reasonable business judgment, or the expiration of Intellectual Property at the end of its statutory term or pursuant to the terms of any applicable license agreement;

(c)any non-exclusive license of Intellectual Property of a Loan Party or any of its Restricted Subsidiaries, in each case, (i) entered into in the applicable Loan Parties’ reasonable business judgment, and (ii) which does not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(d)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(e)Dispositions of equipment and other property (other than Inventory) in the ordinary course of business that is surplus, worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Restricted Subsidiary;

(f)sales, transfers and other Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g)sales, transfers and other Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(h)Dispositions which constitute Restricted Payments that are otherwise permitted hereunder;

(i)Dispositions permitted pursuant to Section 7.4 hereof;

(j)the Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction or factoring arrangement;

(k)leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(l)any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(m)Dispositions of cash and Permitted Cash Equivalents in the ordinary course of business;

(n)sales of Inventory determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(o)Dispositions of asset pursuant to condemnation proceedings;

(p)[Reserved];

(q)the partial or total unwinding of any Swap Contracts;

(r)the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable Law;

(s)other Dispositions, excluding licensing, in an aggregate amount not to exceed $1,000,000;

(t)exclusive licensing of Intellectual Property to third parties and grants of distribution rights related thereto, in each case, (i) entered in the applicable Loan Parties’ reasonable business judgment, (ii) which are limited by product, time, channel, and geography, and (iii) which do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; provided that any such exclusive license or exclusive grant of rights to any Person other than a Loan Party which involves any material Intellectual Property is subject to the review and prior written consent of the Agent; and

(u)the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness (not to exceed 60 days) to the purchase price of such replacement equipment; and

(v)the Specified PGP Transaction and any Disposition reasonably required in connection with the Specified PGP Transaction, so long as such Disposition is not materially adverse to the Lenders;

provided, that, notwithstanding the foregoing, in no event shall any Loan Party, or shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, (i) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable Law with respect to any corporation, limited liability company, partnership or other entity) unless such transaction is otherwise permitted hereunder or the divided entity becomes a Loan Party substantially concurrently with such division or (ii) make any Dispositions of any material Intellectual Property of any Loan Party to any Person that is not a Loan Party except as expressly provided in clauses (b), (c) or (t) above.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes, assessments, governmental charges, levies, payments required to be made pursuant to any Pension Plan or other claims, in each case, that are not yet delinquent or are being contested in compliance with Section 6.4;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.4;

(c)pledges, deposits or security under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(d)pledges or deposits made in the ordinary course of business to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, similar encumbrances on real property and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not, individually or in the aggregate, materially interfere with (i) the ordinary conduct of business of a Loan Party or (ii) the current use of the real property subject to such encumbrances and/or defects;

(g)Liens existing on the Closing Date listed on Schedule 7.1 and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

(h)Liens which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after the acquisition thereof (or such Liens secure Permitted Refinancing of such Indebtedness), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness, and any replacements, additions or accessions thereto and any proceeds therefrom, and shall not extend to any other property or assets of the Loan Parties;

(i)Liens in favor of the Agent securing the Obligations;

(j)landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)Liens arising solely by virtue of any statutory or common law provisions or customary contractual provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts, commodity trading or other brokerage accounts or other funds maintained with depository institutions or securities intermediaries, including rights of setoff relating to the establishment of depository relations with banks not given in connection with the issuance of

Indebtedness or relating to pooled deposit or sweep accounts of the Loan Parties to permit the satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(m)any interest of a lessor or sublessor under, and Liens arising from, precautionary UCC filings (or equivalent filings) regarding leases and subleases permitted under the Loan Documents;

(n)any interest of, and Liens granted to consignors in the ordinary course of business with respect to the consignment of goods to a Loan Party;

(o)Liens on property in existence at the time such property is acquired or on such property of a Subsidiary in existence at the time such Subsidiary is acquired; provided that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(p)Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.4;

(q)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(r)[Reserved];

(s)Liens securing obligations in an amount not to exceed $500,000 in the aggregate;

(t)Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(u)Liens securing financing arrangements with respect to insurance premiums;

(v)[Reserved];

(w)[Reserved];

(x)Liens solely on any cash earnest money deposits made by any Loan Party or any of their Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(y)[Reserved];

(z)[Reserved];

(aa)any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb)leases or subleases, licenses or sublicenses (including with respect to Intellectual Property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(cc)Liens on Equity Interests of joint venture that is not a Subsidiary of a Loan Party pursuant to the relevant joint venture agreement or arrangement;

(dd)Liens in favor of the Borrower or any Subsidiary (other than Liens on property or assets of any Loan Party in favor of any Subsidiary that is not a Guarantor); and

(ee)Liens securing obligations in an aggregate amount not to exceed $6,000,000 in respect of Swap Contracts, which Liens may rank pari passu to the Liens securing the Obligations (so long as any such pari passu Liens are subject to a Customary Intercreditor Agreement).

“Permitted Indebtedness” means each of the following:

(a)Indebtedness outstanding on the Closing Date and listed on Schedule 7.3 and any Permitted Refinancing thereof;

(b)(i) Indebtedness of any Loan Party to any other Loan Party, (ii) intercompany Indebtedness between any Restricted Subsidiary of the Borrower that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party, and (iii) intercompany Indebtedness between a Loan Party and any Subsidiary that is not a Loan Party, provided that any such Indebtedness (1) of a Loan Party owing to any Subsidiary that is not a Loan Party must be subordinated to the Obligations on terms and conditions reasonably acceptable to the Agent, and (2) any Investment resulting from any such Indebtedness of a Subsidiary that is not a Loan Party owing to any Loan Party must be a Permitted Investment under clause (c) of such definition;

(c)purchase money Indebtedness of the Borrower or any Restricted Subsidiary to finance the acquisition of any real or personal property, including Capital Lease Obligations, and any finance or capital leases of vehicles, plant, equipment or computers, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $1,000,000 at any time outstanding;

(d)contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(e)obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(f)Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or acquisition price or earnouts with respect to any Acquisition permitted under Section 7.2 or Disposition permitted by Section 7.5;

(g)Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred in contemplation of such Person’s becoming a Subsidiary of a Loan Party) in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(h)the Obligations;

(i)[Reserved];

(j)[Reserved];

(k)other Indebtedness not otherwise permitted hereunder in a principal amount not to exceed $250,000 at any time outstanding;

(l)[Reserved];

(m)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n)Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(o)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)[Reserved];

(q)[Reserved];

(r)Indebtedness arising from a Guarantee of any Indebtedness otherwise constituting Permitted Indebtedness to the extent the Person providing such Guarantee is not prohibited from directly incurring such Permitted Indebtedness;

(s)[Reserved];

(t)[Reserved];

(u)[Reserved];

(v)any unsecured Indebtedness in the nature of undertakings, letters of credit or bank guarantees, or similar obligations, that is required by Governmental Authorities in connection with the Specified PGP Transaction; and

(w)premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

“Permitted Investments” means each of the following:

(a)cash and Permitted Cash Equivalents;

(b)Investments existing on the Closing Date and set forth on Schedule 7.2, but not any increase in the amount thereof or any other modification of the terms thereof, unless committed as of the Closing Date and set forth on Schedule 7.2;

(c)(i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and the Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Restricted Subsidiaries or joint ventures that are not Loan Parties in an aggregate amount invested after the Closing Date not to exceed $500,000;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)Guarantees constituting Permitted Indebtedness and Guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f)Investments by any Loan Party in Swap Contracts permitted hereunder and not entered into for speculative purposes;

(g)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)advances to officers, directors and employees of the Loan Parties and Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $100,000 to any individual at any time outstanding or in an aggregate amount not to exceed $250,000 at any time outstanding, for ordinary business purposes;

(i)Investments constituting Permitted Acquisitions and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of the Acquisition);

(j)Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(k)[Reserved];

(l)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party;

(m)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Agent in such Intellectual Property pursuant to the Loan Documents;

(n)[Reserved];

(o)as long as no Event of Default exists or would arise therefrom, other Investments not to exceed $1,000,000 at any time outstanding;

(p)[Reserved];

(q)Investments in exchange for Qualified Equity Interests;

(r)travel advances to management personnel and employees in the ordinary course of business;

(s)any Investment in securities or other assets not constituting cash or Permitted Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.5; and

(t)the Specified PGP Transaction and any Investments reasonably required in connection with the Specified PGP Transaction, so long as such Investment is not materially adverse to the Lenders.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the Weighted Average Life to Maturity of such Permitted Refinancing is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not have a final maturity earlier than the final maturity of the Indebtedness being refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (e) no Permitted Refinancing shall have direct or indirect obligors that are not Loan Parties who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA (including a Pension Plan but excluding a Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.2.

“Prepayment Event” shall mean (a) any voluntary prepayment of all or any part of the initial principal balance of the Loan pursuant to Section 2.5(a), (b) the mandatory prepayment of all or any part of the principal balance of the Loan pursuant to Section 2.5(b)(ii) and 2.5(b)(iii), (c) any acceleration of the Loan (before or after an Event of Default, insolvency event or otherwise) and (d) any Repricing Event or replacement of a Lender pursuant to Section 10.14 (but not, for the avoidance of doubt, pursuant to

Section 10.20); provided, that, and for the avoidance of doubt, any mandatory prepayment of all or any part of the principal balance of any Loan pursuant to Section 2.5(b)(i) or Section 2.5(b)(iv) shall not be considered a “Prepayment Event.”

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).  The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day.  In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Pro Forma Adjustment” means, as to any Measurement Period, with respect to an Acquired Entity or Business acquired or converted during or following such Measurement Period, an adjustment to the Consolidated EBITDA of the Borrower for such Measurement Period equal to the sum of, (i) the applicable Acquired EBITDA and (ii) additional amounts that are factually supportable and expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance of any Specified Transaction with any test hereunder for an applicable period of measurement, that in calculating such test (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) such Specified Transaction, all other Specified Transactions occurring prior to such Specified Transaction, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (or as of the last date in the case of a balance sheet item):  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Public Lender” has the meaning specified in Section 6.2.

“Qualified Cash” means, at any time of determination, the aggregate balance sheet amount of unrestricted cash and Permitted Cash Equivalents included in the consolidated balance sheet of Borrower and its Subsidiaries as of such time that (i) is free and clear of all Liens other than Liens in favor of Agent for the benefit of all the Lenders, non-consensual Permitted Encumbrances and Liens pursuant to clause (l) of the definition of Permitted Encumbrance and (ii) may be applied to payment of the Obligations without violating any Law, contract, or other agreement.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinance” has the meaning specified in the definition of “Permitted Refinancing”.

“Register” has the meaning specified in Section 10.6(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Rejection Notice” has the meaning specified in Section 2.5(b)(vii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, investors, potential investors, counsel, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Event” means, (i) any prepayment or repayment of the Loans, in whole or in part, with the proceeds of, or conversion of the Loans into, any new or replacement tranche of term loans bearing interest with an Effective Yield less than the Effective Yield applicable to the Loans (as such comparative yields are determined in the reasonable judgment of the Agent consistent with generally accepted financial practices) and (ii) any amendment to this Agreement that reduces the Effective Yield applicable to the Loans.

“Required Lenders” means, as of any date of determination, both (i) Lenders holding more than 50% of the sum of the Total Outstandings and (ii) so long as Fortress and its Affiliates collectively hold more than 30% of the Total Outstandings, Fortress and any such Affiliate; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of a Loan Party (or of the member or manager of a Loan Party) or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder (or, in the case of any Foreign Subsidiary, a director or other authorised signatory of such Foreign Subsidiary).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property, and the amount of any Restricted Payment made other than in cash being deemed to be the fair market value, as reasonably determined by the Borrower, of the property subject to such Restricted Payment as of the time of such Restricted Payment) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of comprehensive country-wide or territory-wide Sanctions program administered and enforced by OFAC (as of the Closing Date, the sanctions programs for Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, and in each case insofar as dealings with the person are prohibited under Sanctions, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list maintained by a Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Entity, (c) any Person directly or indirectly fifty percent or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above, or (d) a Person that is otherwise the target of Sanctions.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including, without limitation, those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Credit Party, Loan Party or any of its Subsidiaries.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents” means the Guaranty and Security Agreement, the Control Agreements (as such term is defined in the Guaranty and Security Agreement), the Mortgages and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Agreement” means that certain Agreement, dated as of October 6, 2021, entered into by and among the Borrower, Mark Lipparelli, William A. Zender, Bryan W. Waters, Janice Desrosiers, personal representative and administrator for Norman H. Desrosiers, Triangulum Partners, LLC and Robert B. Saucier, as amended by that certain Amendment to Agreement dated on or about the date hereof.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Restricted Subsidiaries as of that date determined in accordance with GAAP.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SoftBank” mean SoftBank Group Corp.

“Softbank Group” means any Person Controlling, Controlled by or under common Control with SoftBank that is not also controlled by Fortress Investment Group LLC.

“Solvent” and “Solvency” means, with respect to any Person and its Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means any unsecured Indebtedness incurred pursuant to clause (k) of the definition of “Permitted Indebtedness.”

“Specified PGP Transaction” has the meaning specified in Section 6.21.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, or other transaction by the Borrower or any Restricted Subsidiary that by the terms of this Agreement requires satisfaction of a financial test calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto; provided that any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $250,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Borrower for such Measurement Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“Transactions” means, collectively, (a) the Borrowing hereunder on the Closing Date, (b) the repayment in full and termination of the Existing Indebtedness of the Borrower, (c) the payment of funds by the Borrower pursuant to the Settlement Agreement and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treasury Rate” means a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor to) the period from the date that payment is received to the date that falls on the first anniversary of the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article IX; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unsuitable Lender” shall have the meaning specified in Section 10.20(c).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(III).

“Warrant Agreement” means that certain Warrant Agreement, dated on or about the Closing Date, by and among the Borrower, Drawbridge Special Opportunities Fund LP, Fortress Lending II Holdings LP, Fortress Lending Fund II MA-CRPTF LP and any other registered holder of the Warrants that from time to time become party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Warrants” means the warrants to purchase common stock of the Borrower granted pursuant to the Warrant Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Interpretive Provisions

.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)

Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations (including the Applicable Prepayment Premium) other than unasserted contingent indemnification Obligations.

1.3Accounting Terms

.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Pro Forma Basis.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which (or after which, but on or prior to the date of determination) any Specified Transaction occurs, the Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided, that for purposes of Section 7.15 Pro Forma Effect shall not be given to any event occurring after the end of the applicable Measurement Period.

1.4Rounding

.  Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.5Times of Day; Rates

.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

1.6Divisions.

  For all purposes under the Loan Documents, in connection with any division or plan of division under Nevada Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7[Reserved].

1.8Currency Matters.

  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted into the Dollar Equivalent of Dollars on the date of calculation, comparison, measurement or determination.

Article II
The Commitments and Credit Extensions

2.1The Loans

.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars (each such loan, a “Loan”) to the Borrower on the Closing Date, in an amount not to exceed the amount of such Lender’s Commitment.  Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or LIBOR Rate Loans as further provided herein.

2.2Borrowings, Conversions and Continuations of Loans

.

(a)The Borrowing shall be either Base Rate Loans or LIBOR Rate Loans as the Borrower may request subject to and in accordance with this Section 2.2.  Subject to the other provisions of this Section 2.2, Borrowings of more than one Type may be incurred at the same time.

(b)The Borrowing, each Conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable prior written Borrowing/Conversion/Continuation Notice to the Agent, appropriately completed and signed by a Responsible Officer of the Borrower.  Each such notice must be received by the Agent not later than (i) 12:00 p.m. (x) one calendar day prior to the requested date of the Borrowing (if on the Closing Date) of LIBOR Rate Loans or (y) three Business Days prior to the requested day of the Conversion to or continuation of LIBOR Rate Loans, and (ii) 12:00 p.m. (x) one calendar day prior to the requested date of the Borrowing (if on the Closing Date) of Base Rate Loans or (y) one Business Day prior to a Conversion to Base Rate Loans.  Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or Conversion to Base Rate Loans shall be in minimum amounts of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing/Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a Borrowing, a Conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, Converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing/Conversion/Continuation Notice or if the Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Loans shall be made as, or Converted to, Base Rate Loans.  Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Borrowing/Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)If no timely notice of a Conversion or continuation is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.2(b).  In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Closing Date specified in the Borrowing/Conversion/Continuation Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.1, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent by wire transferring such funds in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(d)[Reserved].

(e)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(f)The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(g)After giving effect to the Borrowing, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBOR Rate Loans.

2.3[Reserved]

.

2.4[Reserved]

.

2.5Prepayments

.

(a)Optional Prepayments.

(i)The Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay any Borrowing of any Loans in whole or in part subject to the payment of the Applicable Prepayment Premium; provided that (i) such notice must be received by the Agent not later than 12:00 p.m. three Business Days (or such shorter period that is acceptable to the Agent) prior to any date of prepayment of any Loans; and (ii) (A) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (except that any such notice may be conditioned on the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied).  Any prepayment of the Loan shall be accompanied by all accrued interest on the amount prepaid plus the Applicable Prepayment Premium, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the principal installments of the Loans as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Loans under Section 2.7 in direct order of maturity) and shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(ii)Notwithstanding anything to the contrary in this Section 2.5 or the definition of “Applicable Prepayment Premium”, clause (a) of the definition of “Applicable Prepayment Premium” shall not apply (and clause (b) of the definition of “Applicable Prepayment Premium” shall instead apply) to the first $10,000,000 of voluntary prepayments of the Loans that are funded with the Net

Proceeds of issuances of Qualified Equity Interests and made on or prior to the first anniversary of the Closing Date.

(b)Mandatory Prepayments.

(i)Excess Cash Flow.  Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.1(a) and the related Compliance Certificate has been delivered pursuant to Section 6.2(a) for each fiscal year of the Borrower, commencing with the first full fiscal year of the Borrower commencing after the Closing Date, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus (B) the sum of all voluntary prepayments of Loans during such Fiscal Year, to the extent such prepayments are not funded with the proceeds of Indebtedness.

(ii)Casualty Events and Asset Sales.

(A)Subject to Section 2.5(b)(ii)(B), if any Casualty Event or Asset Sale occurs, which in the aggregate results in the realization or receipt by the Borrower or a Restricted Subsidiary of Net Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.5(b)(ii)(C), of an aggregate principal amount of Loans equal to 100% of all such Net Proceeds realized or received (other than Net Proceeds realized or received from any Casualty Event) plus the Applicable Prepayment Premium; provided that no such prepayment shall be required pursuant to this Section 2.5(b)(ii)(A) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Agent of its intent to reinvest in accordance with Section 2.5(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing). Nothing in this Section 2.5(b)(ii)(A) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event or any Disposition not permitted under the terms of this Agreement.

(B)With respect to any Net Proceeds realized or received with respect to any Casualty Event or Asset Sale, at the option of the Borrower, the Borrower or any Restricted Subsidiary may reinvest an amount equal to all or any portion of such Net Proceeds in assets useful for its business (other than working capital, except for short-term capital assets, and including Investments) within (x) twelve (12) months following receipt of such Net Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof or (2) one hundred and eighty (180) days following the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to 100% of such Net Proceeds plus the Applicable Prepayment Premium shall be applied, in accordance with Section 2.5(b)(ii)(C), to the prepayment of the Loans as set forth in this Section 2.5.

(C)On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.5(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Proceeds (or, in the case of prepayments required pursuant to Section 2.5(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.5(b)(vi) below, of the principal amount of Loans in an amount equal to 100% of such Net Proceeds realized or received plus the Applicable Prepayment Premium.

(iii)Incurrence of Certain Indebtedness.  If the Borrower or any of its Restricted Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.3, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of all Net Proceeds received therefrom plus the Applicable Prepayment Premium on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds. Nothing in this Section 2.5(b)(iii) shall be construed to permit or waive any Default or Event of Default arising from any incurrence or issuance of Indebtedness not permitted under the terms of this Agreement.

(iv)Extraordinary Receipts.  If the Borrower or any of its Restricted Subsidiaries receives any Extraordinary Receipts, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds.

(v)[Reserved.]

(vi)Notwithstanding anything to the contrary herein (but subject to Section 2.5(a)(ii)), any Prepayment Event shall be accompanied by the Applicable Prepayment Premium, together with any additional amounts required pursuant to Section 3.5. Each prepayment of the Loan pursuant to this Section 2.5(b) shall be applied to the installments thereof in direct order of maturity pursuant to Section 2.7 following the occurrence of such applicable event under this Section 2.5(b).

(vii)The Borrower shall notify the Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i), (ii), (iii) and (iv) of this Section 2.5(b) by 2:00 p.m. at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Applicable Percentage of the prepayment with respect to any Loans.  Each Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (i), (ii) and (iv) of this Section 2.5(b) by providing written notice (each, a “Rejection Notice”) to the Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans.  The amount of any mandatory prepayment rejected by a Lender in accordance with this clause (vii) shall be retained by the Borrower and, for the avoidance of doubt, the Applicable Prepayment Premium shall not be due or payable with respect to such amount.

(viii)Notwithstanding any other provisions of this Section 2.5, (A) to the extent that repatriation to the United States of any portion of Excess Cash Flow attributable to a Foreign Subsidiary or any Net Proceeds of such a Foreign Subsidiary is (x) prohibited or delayed by applicable local law (including local laws with respect to financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries) or

(y) restricted by applicable material constituent documents of any non wholly-owned Foreign Subsidiary (so long as such restrictions were not implemented for the purpose of avoiding such mandatory repayment requirements), the amount of such portion of Excess Cash Flow or Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.5 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable constituent documents will not permit repatriation to the United States, and, if within one year following the date on which the respective repayment would otherwise have been required, such repatriation of any portion of such affected amount of Excess Cash Flow or Net Proceeds is permissible under the applicable local law or applicable material constituent documents (even if such cash is not actually repatriated at such time), an amount equal to such amount will be promptly (and in any event not later than two Business Days or such longer time period as the Agent may agree) applied (net of costs, expenses or taxes incurred by the Borrower and its Restricted Subsidiaries arising exclusively as a result of compliance with this provision) by the Borrower to the repayment of the Loans pursuant to this Section 2.5 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith, and can so demonstrate to the reasonable satisfaction of the Agent, that repatriation of any portion of Excess Cash Flow would incur a material tax liability (taking into account any foreign tax credit or benefit that is anticipated in connection with such repatriation), the amount of such portion of Excess Cash Flow or Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of each of clauses (A) and (B), (i) the Borrower hereby agrees to use commercially reasonable efforts (x) to overcome or eliminate any such restrictions on repatriation, (y) to minimize or eliminate any such costs or tax liabilities, and (z) to use the other cash resources of the Borrower and its Subsidiaries (subject to this clause (viii)), so that an amount equal to the full amount of such Excess Cash Flow or Net Proceeds will otherwise be subject to repayment under this Section 2.5 to the extent provided herein, (ii) the non-application of any portion of Excess Cash Flow or Net Proceeds amount pursuant to this clause (vi) shall not constitute an Event of Default (and such amounts shall be available for the working capital purposes of the applicable Foreign Subsidiary, in each case, subject to the repayment provisions in this clause (viii)).  For the avoidance of doubt, it is understood and agreed that (x) the Borrower shall be required to first use all Excess Cash Flow (other than the amounts thereof affected as described in preceding clauses (A) and (B) of this clause (viii)) in order to make the full amount of the mandatory repayment required to be made on the relevant payment date pursuant to Section 2.5(b)(i) before the preceding provisions of this clause (viii) shall apply, and (y) nothing in this clause (viii) shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory repayments hereunder).

(ix)Applicable Prepayment Premium.  Without limiting the generality of Section 2.5, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties hereby acknowledge and agree that if the Obligations are accelerated for any reason prior to the second anniversary of the Closing Date, including because of an Event of Default (including by operation of law or otherwise), the commencement of any Insolvency Proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the Applicable Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Applicable Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances. The Loan Parties expressly agree that: (i) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium, and (iv) the Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any prepayment, including as a result of any Prepayment Event. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF THE OBLIGATIONS. The Loan Parties expressly acknowledge that their respective agreement to pay the Applicable Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments hereunder and to make the Loan. Furthermore, the Loan Parties acknowledge and agree that the Loan Parties and their respective affiliates shall be estopped hereafter from claiming differently than as agreed to with respect to the Applicable Prepayment Premium and the Loan Parties acknowledge and agree that the Applicable Prepayment Premium is not intended to act as a penalty or to punish the Loan Parties for any action.

2.6Termination or Reduction of Commitments

.  The aggregate Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the funding of the Loans.

2.7Repayment of Obligations

.  The Borrower shall repay to the Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with March 31, 2022, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Loans funded on the Closing Date (which is $60,000,000) and (ii) on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date; provided that payments required by this Section 2.7 above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5.

2.8Interest

.

(a)Subject to the provisions of Section 2.8(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter (for so long as such Event of Default is continuing) such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law; provided, that, upon the occurrence of an Event of Default under Sections 8.1(a) or (f) the Default Rate shall apply automatically.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Except as provided in Section 2.8(b), interest on each Loan shall be due and payable in arrears in cash on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9Upfront Fee

.  The Borrower shall pay to the Agent an upfront fee in Dollars on the Closing Date in an amount equal to 2.00% of the principal amount of the Loans for the account of each Lender, which may be netted from the amount of the Loans disbursed on the Closing Date.

2.10Computation of Interest

.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11Evidence of Debt

.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  At any time, upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.12Payments Generally; Agent’s Clawback

.

(a)General.  All payments to be made by the Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in Dollars by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Rate Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i)Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(i)Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.1 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment hereunder.

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13Sharing of Payments by Lenders

.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.3), then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.3, provided that:

(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply unless such assignment has been approved by the Required Lenders).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14Benchmark Replacement Setting

. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)Replacing LIBOR Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBOR Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of 1-month, 3-month, and 6-month LIBOR Rate tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBOR Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such

Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(c)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  In connection with the implementation of a Benchmark Replacement, the parties shall use commercially reasonable efforts to take into account the other party’s input in order to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other IRS guidance such that the use of such Benchmark Replacement shall not result in a deemed exchange of any outstanding Loans under Section 1001 of the Code.

(d)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR and LIBOR Rate), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.15Defaulting Lenders

.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.1.

(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.9), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and third, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Responsibility.  The failure of any Defaulting Lender to fund any purchase of any participation to be made or funded by it, or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(b)Defaulting Lender Cure.  Once the Defaulting Lender has cured such default in a manner reasonably satisfactory to the Agent and the Borrower, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III
Taxes, Yield Protection and Illegality

3.1Taxes

.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Agent or Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then (A) the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Borrower.  Without limitation or duplication of the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes that are Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (z) the Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)Evidence of Payments.  After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.1, the Borrower shall as soon as practicable deliver to the Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)Status of Recipients; Tax Documentation.

(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), (ii)(B) and (ii)(D) and Section 3.1(h) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is organized in the United States,

(A)any Lender that is not a Foreign Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of a tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W-8ECI;

(III)(x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(IV)to the extent that the Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Loan Party, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival.  Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)Agent Tax Forms.  Agent and any successor or supplemental Agent shall deliver to the Borrower on or prior to the date such person becomes an Agent under this Agreement two executed copies of (i) if such Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code) IRS Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding tax or (ii) if such

Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), (A) with respect to amounts received on its own account, applicable IRS Form W-8ECI and (B) with respect to amounts received on account of any Lender, IRS Form W-8IMY certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a “United States person” as set forth in U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv).  Notwithstanding anything in this Section 3.1(h) to the contrary, the Agent shall not be required to provide any documentation pursuant to this Section 3.1(h) that the Agent is legally ineligible to deliver.

(i)The parties hereto agree that (i) the Loans and Warrants shall be treated collectively as an “investment unit” within the meaning of Treasury Regulations Section 1.1273-2(h) for U.S. federal income tax purposes (and applicable state, local and non-U.S. income tax purposes), (ii) Fortress and the Borrower shall jointly determine in good faith, taking into account factors to be mutually agreed, the fair market value as of the date hereof of the rights and obligations represented by the Warrants based on the closing price of the Borrower’s common shares as of the date hereof (which determination will be binding on the parties) and (iii) the Warrants shall, for U.S. federal income tax purposes (and applicable state, local and non-U.S. purposes), be treated as deemed exercised as of the date hereof in exchange for the Warrant Interests (as defined in the Warrant Agreement) (collectively, the “Intended Tax Treatment”), and the parties hereto shall not report or take any position for U.S. federal income tax purposes (and applicable state, local and non-U.S. tax purposes) that is inconsistent with the Intended Tax Treatment, unless required to do so by applicable Law.

(j)For purposes of this Section 3.1, the term “applicable Laws” includes FATCA.

3.2Illegality

.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.

3.3Inability to Determine Rates

.  If in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof:  (a)  the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Agent or the Required Lenders determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, the Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent upon the instruction of the Required Lenders revokes such notice or the condition giving rise to such suspension has terminated.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have Converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4Increased Costs; Reserves on LIBOR Rate Loans

.

(a)Increased Costs Generally.  If any Change in Law occurring after the date that such Lender first became a Lender shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e) or otherwise reflected in the LIBOR Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law occurring after the date that such Lender first became a Lender affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall include a written statement setting forth in reasonable detail the basis for calculating such amount or amounts and be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender, together with a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 3.4(e).  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.5Compensation for Losses

.  Upon demand of any Lender (with a copy to the Agent), which demand shall include a written statement, setting forth in reasonable detail the basis for calculating amounts owed to such Lender pursuant to this Section 3.5, from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred, without duplication of any amounts to which a Lender is otherwise entitled pursuant to the other provisions of this Article III, by it as a result of:

(a)any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.6Mitigation Obligations; Replacement of Lenders

.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.4, has invoked the provisions of Section 3.2, or if the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a) that eliminates such increased compensation or other additional amounts, the Borrower may replace such Lender in accordance with Section 10.14.

3.7Survival

.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

Article IV
Conditions Precedent to Credit Extensions

4.1Conditions of Initial Credit Extension

.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders in such number as the Agent may request;

(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and each in form and substance reasonably satisfactory to the Agent;

(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably request as to good standing in its jurisdiction of organization;

(v)favorable opinions of Cains Advocates Limited and Howard & Howard Attorneys PLLC, each addressed to the Agent and each Lender on the Closing Date, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent;

(vi)a certificate of a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.1(h) and (i) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) to the Solvency of the Loan Parties, on a Consolidated basis, as of the Closing Date after giving effect to the Transactions;

(vii)subject to Section 6.15, evidence reasonably satisfactory to the Agent that all insurance required to be maintained pursuant to the Loan Documents and all certificates and endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)payoff letters and applicable Lien release documentation (including UCC-3s) from the agents under the MSL Loan Agreement and the NSB Credit Agreement reasonably satisfactory in form and substance to the Agent evidencing that any such loan facilities have been terminated, all obligations paid in full, and all Liens securing obligations of the Loan Parties under such facilities have been or concurrently with the Closing Date are being released;

(ix)the Security Documents (subject to Section 6.15, in the case of Control Agreements (as such term is defined in the Guaranty and Security Agreement)) and all other Loan Documents (to the extent to be executed on the Closing Date), each duly executed by the applicable Loan Parties;

(x)a copy of the Settlement Agreement;

(xi)stipulations of dismissal of any litigation between Borrower and Robert Saucier or Triangulum Partners, LLC signed in escrow by individuals with authority to bind Borrower, Robert Saucier and Triangulum Partners, LLC that are satisfactory in form and substance to the Agent, evidencing that any litigation between Borrower and Robert

Saucier or Triangulum Partners, LLC will be dismissed in its entirety with prejudice upon payment of the sums due under the Settlement Agreement;

(xii)proposed forms of orders agreed to by individuals with authority to bind Borrower, Robert Saucier and Triangulum Partners, LLC that shall be filed in any litigation between Borrower and Robert Saucier or Triangulum Partners, LLC upon payment of the sums due under the Settlement Agreement that are reasonably satisfactory in form and substance to the Agent to evidence that the litigation will be dismissed in its entirety with prejudice;

(xiii)results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 7.1 and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, in each case satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made;

(xiv)all documents and instruments, including Uniform Commercial Code financing statements reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents; and

(xv)such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)the Warrant Agreement, duly executed by the Borrower.

(c)[Reserved].

(d)All fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(e)The Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(f)The Agent and the Lenders shall have received, at least four (4) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, requested by the Agent or Lenders seven (7) Business Days prior to the Closing Date.

(g)[Reserved].

(h)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the Closing Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects.

(i)No Default or Event of Default shall exist, or would result from the application of the proceeds thereof.

(j)The Agent shall have received a Borrowing/Conversion/Continuation Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Article V
Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower, on behalf of each Loan Party, represents and warrants to the Agent and the Lenders that:

5.1Existence, Qualification and Power

.  Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Perfection Certificate sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number, if applicable.

5.2Authorization; No Contravention

.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict would not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Material Indebtedness to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens permitted by Section 7.1); or (d) except where such violation would not reasonably be expected to have a Material Adverse Effect, violate any Law.

5.3Governmental Authorization; Other Consents

.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents, (b) such as have been obtained or made and are in full force and effect or (c) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Credit Party or Participant may be required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Loan Documents.

5.4Binding Effect

.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.5Financial Statements; No Material Adverse Effect

.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)The Consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts it being acknowledged and agreed by the Credit Parties that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from the actual results and such variances may be material.

5.6Litigation

.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to materially adversely affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, would be customarily disclosed in the Borrower’s periodic filings with the SEC (unless so disclosed prior to the Closing Date).

5.7[Reserved]

.

5.8Ownership of Property; Liens

.

(a)Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the conduct of its business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The Perfection Certificate sets forth the address of all Real Estate (excluding Leases) that is owned by the Loan Parties and indicates each piece of Real Estate constituting a Mortgaged Property, in each case, as of the Closing Date.  The Perfection Certificate sets forth the address of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease, in each case, as of the Closing Date.  As of the Closing Date, each material Lease so identified in the Perfection Certificate is in full force and effect and the Loan Parties are not in material default of the terms thereof except as disclosed to the Lenders prior to the Closing Date.

5.9Environmental Compliance

.

(a)No Loan Party (i) has failed, within the preceding five (5) years, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the best knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(c)Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.  All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the best knowledge of the Loan Parties, formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10Insurance

.  The properties of the Loan Parties are insured in accordance with Section 6.7 hereof with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks (including, without limitation, worker’s compensation, commercial general liability, insurance on real and personal property and directors and officers liability insurance) as are reasonably determined by the Borrower and customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.  The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed in the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11Taxes

.  The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  As of the Closing Date, no Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12ERISA Compliance

.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan.

(d)With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Borrower or its Restricted

Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Foreign Plan; (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Foreign Plan; (v) for each Foreign Plan which is required to be a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any such Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make any contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13Subsidiaries; Equity Interests

.  As of the Closing Date, the Loan Parties have no Subsidiaries other than those disclosed in the Perfection Certificate, which sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  All of the outstanding Equity Interests in the Loan Parties (other than the Borrower) and such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such terms are applicable in the relevant jurisdiction) and, as of the Closing Date, are owned by the Persons specified and in the amounts specified in the Perfection Certificate free and clear of all Liens other than Liens permitted by Section 7.1.  Except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any Equity Interests in any Subsidiary as of the Closing Date.  As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in the Perfection Certificate.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.1 are true and correct copies of each such document as of the Closing Date, each of which was valid and in full force and effect as of the Closing Date.

5.14Margin Regulations; Investment Company Act

.

(a)No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure

.  As of the Closing Date, the reports, financial statements, certificates and other written information (other than projections, estimates, other forward looking information and other than information of a general economic or industry nature) concerning the Borrower or any of the Loan Parties and the Transactions furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, pro forma financial information, estimates and other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.

5.16Compliance with Laws

.  Each of the Loan Parties is in compliance (a) in all material respects with the requirements of all Laws (including all Gaming Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would be customarily disclosed in the Borrower’s periodic filings with the SEC (unless so disclosed prior to the Closing Date), and (b) with Sections 10.18 and 10.19.

5.17Intellectual Property; Licenses, Etc.

  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Loan Parties, conflict with the rights of any other Person or infringement upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18Labor Matters

.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (ii) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters; (iii) no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law; and (iv) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party is a party to or bound by any collective bargaining agreement. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition.  There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19Security Documents

.

(a)The Guaranty and Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement) that is subject to Article 9 of the New York UCC, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the making of the filings contemplated in the Guaranty and Security Agreement and/or the obtaining of “control” (as defined in the UCC) of the Collateral under the Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person (other than Permitted Encumbrances).

(b)Each Mortgage creates, or when executed will create, in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the applicable Mortgaged Property, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the recording of each Mortgage, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in the applicable Mortgaged Property, in each case prior and superior in right to any other Person (other than Permitted Encumbrances).

5.20Solvency

.  As of the Closing Date, after giving effect to the Transactions, the Loan Parties, on a Consolidated basis, are Solvent.

5.21Reserved

.

5.22Brokers

.  No Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection with the entry into this Agreement, other than pursuant to the Macquarie Fee Letter.

5.23Customer and Trade Relations

.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.24Reserved

.

5.25Casualty

.  Since the date of the Audited Financial Statements, the businesses and properties of the Loan Parties and their Restricted Subsidiaries, considered as a whole, have not been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty Event (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.26OFAC/Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws

. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the applicable Sanctions and, in all material respects, Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any

Loan made hereunder will be used, directly or, to the knowledge of any Loan Party after due care and inquiry, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Credit Party or other individual or entity participating in any transaction).

5.27Patriot Act

.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

Article VI
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each of its Restricted Subsidiaries to:

6.1Financial Statements

.  Deliver to the Agent:

(a)as soon as available, but in any event within 95 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2021), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than any such qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement or any other Indebtedness occurring within one year from the time such report is delivered;

(b)as soon as available, but in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ending March 31, 2022), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)as soon as available, but in any event within 30 days after the end of each calendar month (commencing with the month ending October 31, 2021), unaudited monthly financial statements, including a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such calendar month, setting forth in each case in comparative form the figures for (A) the corresponding calendar month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such calendar month in accordance with GAAP; and

(d)as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2021), forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent, consisting of a projected balance sheet, income statement and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs).

6.2Certificates; Other Information

.  Deliver to the Agent:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP, (ii) [Reserved], (iii) in the case of a Compliance Certificate delivered in connection with the delivery of financial statements referred to in Section 6.1(a), reasonably detailed calculations, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2022, of Excess Cash Flow for such fiscal year, and (iv) a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any Restricted Subsidiary in respect of any event described in Section 2.5(b)(ii) and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.5(b)(ii)(B).

(b)[Reserved];

(c)[Reserved];

(d)promptly upon receipt, copies of any report submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any Internal Control Event or any other event that would reasonably be expected, individually or in the aggregate with other events, to result in a Material Adverse Effect;

(e)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(f)[Reserved];

(g)[Reserved];

(h)upon request of the Agent after the end of each Fiscal Year of the Loan Parties, evidence of insurance renewals as required under Section 6.7 hereunder in form and substance reasonably acceptable to the Agent;

(i)promptly after the Agent’s request therefor, copies of all documents evidencing Material Indebtedness;

(j)[Reserved]; and

(k)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent (on its own behalf or on behalf of any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered by electronic mail or by posting to a website and, if so delivered by posting to a website, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent and including, without limitation, the website of the SEC).  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of the Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.3Notices

.  Promptly notify the Agent upon obtaining knowledge:

(a)of the occurrence of any Default or Event of Default;

(a)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect,

(a)of any breach or non-performance of, or any default under, with respect to any Material Indebtedness of any Loan Party or any Restricted Subsidiary thereof, in each case, to the extent such breach, non-performance or default is material or would otherwise give the other party to such Material Indebtedness the right to terminate such agreement;

(a)of receipt by any Loan Party or any Restricted Subsidiary thereof of a notice or other correspondence from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding, investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof or any other matter, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or require disclosure pursuant to any SEC filings (provided, that, such SEC filing shall satisfy this clause (d));

(a)of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case which would be reasonably expected to result in a Material Adverse Effect or require disclosure pursuant to any SEC filings (provided, that, such SEC filing shall satisfy this clause (e));

(a)of the occurrence of any ERISA Event or any event described in Section 5.12(d)(i) through (vii) with respect to a Foreign Plan that could reasonably be expected to result in a Lien or a liability in excess of $500,000;

(a)of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof (other than such changes that are the result of changes to accounting rules, regulations or treatment or financial reporting practices, in each case, that are applicable to similar companies generally or that result from changes in GAAP);

(a)of the receipt of any written Gaming Authority communication, or other written information of which any Loan Party is aware, that could reasonably be interpreted to imply that a Gaming Authority is considering revoking, suspending or materially modifying any Gaming License (in whole or in part);

(a)of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(a)of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(a)of any change in the Borrower’s “named executive officers” (which notice may be accomplished by the filing of a Form 8-K in connection with such change);

(a)of the discharge by the Borrower of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm (which notice may be accomplished by the filing of a Form 8-K in connection with such discharge, withdrawal or resignation); and

(m)promptly after the Agents’ or any Lender’s request therefor, such information as requested pursuant to Section 10.18.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.4Payment of Taxes

.  Pay and discharge before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all material payments required to be made to any Pension Plan, and (iii) all lawful material claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such material tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

6.5Preservation of Existence, Etc.

  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.6Maintenance of Properties

.  Except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.7Maintenance of Insurance

.

(a)Maintain or cause to be maintained with financially sound and reputable insurance companies and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(b)Maintain for themselves and their Restricted Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(c)If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent, including, without limitation, evidence of annual renewals of such insurance.

(d)Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e)Cause business interruption and property policies, if any, to name the Agent as a loss payee and to use commercially reasonable efforts to cause such policies to be endorsed or amended to include (i) a provision that, from and after the occurrence and during the continuance of an Event of Default, upon notice by the Agent, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (ii) a provision to the effect that none of the Loan Parties, the Agent or any other party shall be a co-insurer.

(f)Use commercially reasonable efforts to cause each such policy referred to in subsections (d) and (e) above to also provide that it shall not be canceled, modified or non-renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

6.8Compliance with Laws

•

.  Comply in all material respects with the requirements of all Laws (including all Gaming Laws, Environmental Laws and the Act, anti-money laundering laws and OFAC) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9Books and Records; Accountants

.

(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Restricted Subsidiary, as the case may be.

(b)At all times retain a Registered Public Accounting Firm and, on request of the Agent, instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10Inspection Rights

.  Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, the insurance policies maintained by or on behalf of the Loan Parties and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Agent shall be limited to one (1) such visit at the Loan Parties’ expense in any Fiscal Year; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

6.11Additional Guarantors

.  Promptly notify the Agent at the time that any Person becomes a Subsidiary, and cause any such Person that is a wholly-owned Subsidiary of the Borrower that is a Restricted Subsidiary (other than an Excluded Subsidiary) to (a) promptly thereafter (and in any event within thirty (30) Business Days of such Person becoming a Subsidiary or a Restricted Subsidiary, as the case may be, or such later date as the Agent may agree) (i) become a Guarantor by executing and delivering to the Agent a Joinder Agreement or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral (other than any Real Estate) to secure the Obligations and take such actions as may be required under the Security Documents to perfect such Lien, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a), (b) promptly thereafter (and in any event within ninety (90) days of such Person becoming a Subsidiary or a Restricted Subsidiary (other than an Excluded Subsidiary), as the case may be, or such later date as the Agent may agree), (i) grant a Lien to the Agent on such Person’s Material Real Estate to secure the Obligations and take such actions as may be required under the Security Documents to perfect such Lien and (ii) if reasonably requested by the Agent, deliver customary mortgages, title insurance, consents, approvals, estoppels, tenant subordination agreements, surveys, flood hazard determinations and other customary documentation related to such Real Estate and, (c) if reasonably requested by the Agent, deliver customary opinions of counsel to such Person in connection with the foregoing clauses (a) and (b), in each case in form, content and scope reasonably satisfactory to the Agent.  In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement.

6.12Board Materials

.  Provide to the Agent for distribution to the Lenders, copies of any board decks or other presentation materials presented to the board of directors of the Borrower promptly (but, in any event, within five (5) Business Days) following the date of any meeting of the board of directors of the Borrower (whether such board meeting is in person or virtual).  Notwithstanding the foregoing, neither the Borrower nor any Subsidiary will be required to disclose any document, information or other matter (a) that constitutes non-financial trade secrets, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any (I) governmental requirement or (II) binding obligation owing to any Person that is not an Affiliate of the Borrower (it being understood that, if any information is withheld in reliance on this clause (II), the Borrower shall advise the Agent of such fact and the Borrower shall, upon the reasonable request of the Agent, use commercially reasonable efforts to request the applicable counterparty provide consent to disclose such information to the Agent and the Lenders) and (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.13Information Regarding the Collateral

.  Furnish to the Agent at least seven (7) Business Days’ prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office, registered office, its principal place of business, any office in which it maintains books or records relating to Collateral (including the establishment of any such new office); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization or incorporation.

6.14[Reserved]

.

6.15Post-Closing Actions Relating to Collateral

.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Borrower and the other Loan Parties shall take the actions specified in Schedule 6.15 within the periods after the Closing Date specified in Schedule 6.15 (as such time periods may be extended by the Agent in its sole discretion) (it being understood and agreed that all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 6.15).  The provisions of Schedule 6.15 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety.

6.16Further Assurances.

(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(b)If any material assets of the type which constitute Collateral under the Security Documents (including, without limitation, any Material Real Estate) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in Section 6.15 and subsection (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this subsection (b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this subsection (b) if such transaction was not otherwise expressly permitted by this Agreement.

6.17[Reserved]

.

6.18[Reserved].

6.19[Reserved]

.

6.20OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws

.  Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, and, in all material respects, with Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

6.21Conference Calls

.  In the case of the Borrower, upon the request of the Agent or the Required Lenders, participate in a conference call of the Agent and the Lenders once during each Fiscal Quarter at such time as may be agreed to by the Borrower and the Agent.

6.22Isle of Man Matters

.  The Borrower shall use commercially reasonable efforts to cause Progressive Games Partners LLC to redomicile to the state of Nevada or another state of the United States (such transaction the “Specified PGP Transaction”) within six (6) months after the Closing Date.

Article VII
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1Liens

.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues other than, Permitted Encumbrances.

7.2Investments

.  Make any Investments, except Permitted Investments.

7.3Indebtedness

.  Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

7.4Fundamental Changes

.  Merge, dissolve, liquidate or consolidate with or into another Person (or any division thereof), except that:

(a)any Subsidiary which is not a Loan Party may merge or consolidate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person or the non-Loan Party surviving such merger shall execute such documentation as the Agent may reasonably require to confirm its assumption of the obligations of such Loan Party under the Loan Documents and shall deliver such opinions as the Agent may reasonably request in connection therewith, or (ii) any one or more other Restricted Subsidiaries which are not Loan Parties, provided that when any Restricted Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be a Restricted Subsidiary;

(b)any Loan Party may merge into or consolidate with another Loan Party, provided that in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(c)in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party to the extent required in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person or the Person surviving such merger shall execute such documentation as the Agent may reasonably request to confirm its assumption of the obligations of such Loan Party under the Loan Documents;

(d)any Restricted Subsidiary may liquidate or dissolve into its parent entity to the extent the Borrower reasonably determines that the continued existence of such Subsidiary is no longer in the best interests of the Borrower and its Restricted Subsidiaries;

(e)so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect thereto, in connection with a Permitted Disposition of a Restricted Subsidiary, such Subsidiary may merge or consolidate into any Person that is not a Subsidiary; and

(f)the Specified PGP Transaction shall be permitted;

provided, that, no Loan Party shall, and no Loan Party shall cause or permit any of its Subsidiaries to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable Law with respect to any corporation, limited liability company, partnership or other entity), unless (i) to the extent any Loan Party is consummating the division, each such corporation, limited liability company, partnership or other entity, as applicable, existing following the division of any Loan Party, shall individually be added as a Loan Party by (A) causing such Subsidiary to enter into the Guaranty and Security Agreement and applicable Security Documents and taking such other actions and delivering such other documentation and instruments as is reasonably satisfactory to the Agent and (B) delivering such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 4.1 or as the Agent shall have reasonably requested or (ii) to the extent any Subsidiary of a Loan Party that is not itself a Loan Party is consummating the division, its assets and liabilities, immediately upon the consummation of the division are held by a Loan Party or a Subsidiary of a Loan Party.

7.5Dispositions

.  Make any Disposition, except Permitted Dispositions.

7.6Restricted Payments

.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the following:

(a)each Restricted Subsidiary of a Loan Party may make Restricted Payments to the holder of its Equity Interests, provided that any such Restricted Payment to a Person that is not a Loan Party shall not exceed such Person’s ratable share of the Restricted Payments so made;

(b)the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person, other than Disqualified Stock;

(c)[Reserved];

(d)the Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower or any Subsidiary; provided that such payments do not exceed $200,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this subsection (d) in any calendar year (after giving effect to such carry forward)  shall not exceed $500,000; provided further that cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(e)[Reserved];

(f)the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan) of Equity Interests of the Borrower (other than Disqualified Stock);

(g)repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee or director;

(h)the repurchase, redemption or other acquisition for value of Equity Interests of Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Borrower or its Subsidiaries, in each case, permitted under this Agreement; and

(i)other Restricted Payments, in cash or in kind, not to exceed $750,000 in the aggregate.

7.7Prepayments of Indebtedness

.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Specified Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Specified Indebtedness, (b) Permitted Refinancings of any such Indebtedness and (c) the conversion (or exchange) of any Specified Indebtedness to, or the payment of any Specified Indebtedness from the proceeds of the issuance of, Equity Interests.

7.8Change in Nature of Business

.  Engage in any line of business substantially different from (i) the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or (ii) any business reasonably related, incidental, ancillary, or complementary to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date.

7.9Transactions with Affiliates

.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) (i) transactions between or among the Loan Parties, (ii) transactions between or among Restricted Subsidiaries that are not Loan Parties and (iii) non-exclusive licensing of Intellectual Property to Restricted Subsidiaries that are not Loan Parties in accordance with Section 7.5, (b) intercompany Investments (including loans) among the Loan Parties and their Subsidiaries that are expressly permitted under Section 7.2 and Section 7.3, (c) transactions set forth on Schedule 7.9 hereto, (d) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Restricted Subsidiaries, (f) the provision of ordinary course administrative services to Subsidiaries that are not Loan Parties, (g) Restricted Payments otherwise permitted under this Agreement, (h) as long as no Change of Control results therefrom, any issuances of securities of the Borrower (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Borrower) of the Borrower or any of its Restricted Subsidiaries, (i) the existence of, or the performance by the Loan Parties or any Restricted Subsidiary, of the obligations under the terms of any agreement to which it is a party as of the Closing Date, as set forth on Schedule 7.9, (j) any transaction or series of related transactions involving one or more payments by the Borrower or its Restricted Subsidiaries of less than $100,000 in the aggregate, and (k) guarantees by the Loan Parties of operating leases of Restricted Subsidiaries in the ordinary course of business.

7.10Burdensome Agreements

.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (b) of any Restricted Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations in accordance with the terms hereof or (c) of the Loan Parties or any Restricted Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent, in each case, except for encumbrances and restrictions under Contractual Obligations existing under or by reason of (i) this Agreement and any other Loan Document; (ii) any restrictions with respect to the Borrower or a Restricted Subsidiary imposed pursuant to (A) an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of the Borrower or such Restricted Subsidiary or (B) contracts for the sale of assets that impose restrictions solely on the assets to be sold; (iii) the provisions contained in any Permitted Indebtedness (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective Indebtedness so refinanced); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower entered into in the ordinary course of business and customary provisions contained in other leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business; (v) customary provisions restricting assignment of any contract entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business; (vi) any agreement or instrument of a Person acquired as permitted hereunder, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (vii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations which are permitted hereunder; (ix) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations; (x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (xi) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture.

7.11Use of Proceeds

.  Use the proceeds of any Loan, whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, (b) to directly or to the knowledge of any Loan Party after due care and inquiry, indirectly make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (d) for any purposes other than (i) the Transactions and (ii) solely after completion of the Transactions, for working capital and other general corporate purposes of the Loan Parties.

7.12Amendment of Organization Documents and Material Indebtedness

.  (a) Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner adverse to the Agent and the Lenders or (b) consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any document, agreement or instrument evidencing or governing any Material Indebtedness or any Specified Indebtedness in a manner that is materially adverse to the Agent and the Lenders.

7.13Fiscal Year

.  Change the Fiscal Year of any Loan Party, except as required by GAAP or to coincide with the calendar year; provided, however, that the Borrower may, upon written notice to the Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.14Isle of Man Accounts

.  Permit, on the last Business Day of each calendar month, more than the Dollar Equivalent of $1,000,000 (or such greater amount determined by the Agent in its sole discretion) in the aggregate to be on deposit in Isle of Man deposit or securities accounts which are not subject to Control Agreements (as such term is defined in the Guaranty and Security Agreement) or other security arrangements acceptable to the Agent.

7.15Maximum Total Net Leverage Ratio

. Permit the Total Net Leverage Ratio, as of the last day of each Measurement Period ending the last day of the fiscal quarter ending closest to the date set forth in the table below, to be greater than the level under the heading “Total Net Leverage Ratio”:

Measurement Period ending	Total Net Leverage Ratio
December 31, 2021	8.00:1.00
March 31, 2022	8.00:1.00
June 30, 2022	8.00:1.00
September 30, 2022	8.00:1.00
December 31, 2022	8.00:1.00
March 31, 2023	6.00:1.00
June 30, 2023	6.00:1.00
September 30, 2023	6.00:1.00

Measurement Period ending	Total Net Leverage Ratio
December 31, 2023	6.00:1.00
March 31, 2024	5.00:1.00
June 30, 2024	5.00:1.00
September 30, 2024	5.00:1.00
December 31, 2024	5.00:1.00
March 31, 2025	4.00:1.00
June 30, 2025	4.00:1.00
September 30, 2025	4.00:1.00
December 31, 2025	4.00:1.00
March 31, 2026	3.00:1.00
June 30, 2026	3.00:1.00
September 30, 2026 and thereafter	3.00:1.00

Article VIII
Events of Default and Remedies

8.1Events of Default

.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid, any amount of principal of any Loan, or (ii) within three (3) days after the same is due, any amount of interest due on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a), Section 6.5 (with respect to the Borrower) or Article VII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in any of Sections 6.3(b), (g) or (h) and such failure continues for fifteen (15) days; (ii) the covenant contained in Section 6.2(c) and such failure continues for three (3) Business Days or (iii) any other covenant or agreement (not specified in subsection (a), (b), (c)(i) or (c)(ii) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)Representations and Warranties.  Any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, in the case of any representation and warranty qualified by materiality, in any respect when made or deemed made); or

(e)Cross-Default.  Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), becomes payable or cash collateral in respect thereof to be demanded, prior to its stated maturity; or

(f)Insolvency Proceedings, Etc.  (x) Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or (y) in addition to the foregoing clause (f)(x), (i) a Foreign Subsidiary is (A) unable or admits inability to pay its debt as they fall due, (B) is deemed to, or is declared to, be unable to pay its debts under applicable law, (C) suspends or threatens to suspend making payments on any of its debts, or (D) by reason of actual or anticipated financial difficulties, commences negotiations with one or more creditors with a view to rescheduling any of its indebtedness, (ii) the value of the assets of any Foreign Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities), (iii) a moratorium is declared in respect of any indebtedness of any Foreign Subsidiary (and, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium), (iv) any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) by any Foreign Subsidiary, (B) a composition, compromise, assignment or arrangements with any creditor of any Foreign Subsidiary, (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Foreign Subsidiary or any of its assets or (D) enforcement of any Lien securing the Obligations by any Credit Party; provided this clause (iv) shall not apply to any involuntary winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement, or any step or procedure which is otherwise permitted pursuant to the terms of this Agreement; or

(g)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h)ERISA.  (i) An ERISA Event occurs, or any event described in Section 5.12(d)(i) through (vii) with respect to a Foreign Plan occurs, which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect; or

(i)Invalidity of Loan Documents.  (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any portion of the Collateral with an aggregate fair market value exceeding $1,500,000, with the priority required by the applicable Security Document; or

(j)Loss of Gaming Licenses.  The occurrence of a License Revocation that continues for thirty (30) consecutive days; provided that such License Revocation affects Gaming operations and the Gaming operations that have been so affected account for fifteen percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Borrower related to Gaming operations during the twelve month period ended on the last day of the most recently ended calendar month; or

(k)Change of Control.  There occurs any Change of Control; or

(l)Guaranty.  The termination or attempted termination by any Loan Party of any guaranty set forth in the Guaranty and Security Agreement or any Joinder Agreement except as expressly permitted hereunder or under any other Loan Document.

8.2Remedies Upon Event of Default

.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)declare the Commitments of each Lender to be terminated, whereupon such Commitments shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (including the Applicable Prepayment Premium) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Agent under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party thereof under Section 8.1(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations (including the Applicable Prepayment Premium) shall automatically become due and payable, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.3Application of Funds

.  After the exercise of remedies provided for in Section 8.2 (or after the Obligations have automatically become immediately due and payable), any amounts received from or on account of the Loan Parties (including, without limitation, any Collateral furnished by any of them) on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Agent in the following order, subject in each case to any applicable Customary Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities (including indemnities due under Section 10.4 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including Credit Party Expenses to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of all other Obligations and fees, ratably among the Credit Parties in proportion to the respective amounts described in this clause Third payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Article IX
The Agent

9.1Appointment and Authority

.  Each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints Fortress to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than Section 9.6 and 9.10).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2Rights as a Lender

.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.3Exculpatory Provisions

.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by a Loan Party or a Lender.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to the Lenders.  Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.4Reliance by Agent

.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally, electronically or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5Delegation of Duties

.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6Resignation of Agent

.  The Agent may at any time give written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.7Non-Reliance on Agent and Other Lenders

.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.11, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.8[Reserved].

9.9Agent May File Proofs of Claim; Credit Bidding

.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.9 and 10.4) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.9 and 10.4.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

The Credit Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner (including through any sub-agent), subject to any applicable intercreditor agreement, purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid the Agent shall be authorized to (i) form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance and other terms of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (x) of Section 10.1(a) of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Credit Party or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters

.  The Credit Parties irrevocably authorize the Agent (and upon the written request of the Borrower, the Agent shall take the applicable action below),

(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations in accordance with Section 1.2(d), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of (to a Person that is not a Loan Party) as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that does not constitute Collateral or (iv) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.1;

(b)to subordinate any Lien on any Collateral granted to or held by the Agent under any Loan Document to the holder of any Lien permitted pursuant to clause (h) of the definition of “Permitted Encumbrances”;

(c)to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(d)to make pari passu any Lien on any Collateral subject to a Customary Intercreditor Agreement granted to or held by the Agent under any Loan Document to or with the Lien of any other Person on such property, as contemplated by clause (ee) of the definition of “Permitted Encumbrances” and to enter into a Customary Intercreditor Agreement as contemplated by clause (ee) of the definition of “Permitted Encumbrances”.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.10 and its authority to give the releases set forth in Section 10.23.  The Agent agrees upon the request of the Borrower and at the Borrower’s expense to negotiate in good faith and enter into any Customary Intercreditor Agreement permitted under this Agreement in connection with the incurrence by the Borrower or any Restricted Subsidiary of the applicable secured Indebtedness to the extent expressly contemplated to be subject to such Customary Intercreditor Agreement.

Notwithstanding anything to the contrary herein, the provisions of this Section 9.10 shall be in addition to, and not a limitation upon, the provisions of Section 10.23.

9.11Notice of Transfer

.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.6.

9.12Agency for Perfection

.  Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession or control.  Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.13Indemnification of Agent

.  Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section 10.4 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14Relation among Lenders

.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.15Erroneous Payments

.

(a)If the Agent (x) notifies a Lender or Credit Party, or any Person who has received funds on behalf of a Lender or Credit Party (any such Lender, Credit Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Credit Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this sentence with respect to an Erroneous Payment unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.15 and held in trust for the benefit of the Agent, and such Lender or Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received).  A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender and Credit Party (and each of their respective successors and assigns) agrees that if it (or any Payment Recipient who on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Credit Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Credit Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.15(b).

(c)Each Lender or Credit Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Credit Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Credit Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration thereof being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Credit Party, to the rights and interests of such Lender or Credit Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.15(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from any Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h)Notwithstanding anything to the contrary in this Section 9.15, it is understood and agreed that this Section 9.15 shall not create any obligations or liabilities, directly or indirectly, of the Loan Parties or any of their respective Affiliates in respect of any Erroneous Payment under any of the provisions of this Agreement or any other Loan Document (including, for the avoidance of doubt, with respect to any Obligations that remain outstanding pursuant to the terms of this Agreement).

Article X
Miscellaneous

10.1Amendments, Etc.

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or by the Agent, with the consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including on the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Commitments hereunder or under any other Loan Document, without the written consent of such Lender or otherwise permit any payment to be made in-kind or in property other than cash;

(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.1(a)) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)as to any Lender, directly or indirectly change Section 2.13 or Section 8.3 or any other provision herein or in the other Loan Documents receiving the pro rata treatment of Lenders in a manner that would alter the priorities set forth therein or the pro rata sharing of payments required thereby without the written consent of such Lender;

(v)change any provision of this Section 10.1 or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)except as expressly permitted hereunder or under any other Loan Document as of the Closing Date, release or limit the liability of the Borrower, or release all or substantially all of the value of the Guarantees of the Obligations by the Guarantors without the written consent of each Lender;

(vii)except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(viii)[Reserved];

(ix)[Reserved]; and

(x)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender, and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender with respect to this Agreement in accordance with Section 10.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(d)[Reserved]

(e)Notwithstanding and in addition to the foregoing, the Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency therein, so long as such amendment, modification or supplement does not adversely affect the rights of any Credit Party.

10.2Notices; Effectiveness; Electronic Communications

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(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given electronically (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given electronically shall be made to the applicable electronic mail address, as follows:

(i)if to a Loan Party or the Agent, to the address, telecopier number, or electronic mail address specified for such Person on Schedule 10.2; and

(ii)if to any other Lender, to the address, telecopier number, or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business

Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  Each of the Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d)Change of Address, Etc.  Each of the Loan Parties and the Agent may change its address, telecopier or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of the Securities Laws.

(e)Reliance by Agent and Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All electronic notices to and other electronic and telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.3No Waiver; Cumulative Remedies

.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.9 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4Expenses; Indemnity; Damage Waiver

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(a)Costs and Expenses.  The Borrower shall pay all Credit Party Expenses.

(b)Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent thereof), the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and out-of-pocket disbursements of one counsel for all Indemnitees, one specialty counsel with respect to each relevant specialty and, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified persons (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence, bad faith, or willful misconduct of such Indemnitee or any of its Related Parties, or (2) disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or any similar role hereunder or under any Loan Document and other than any claims arising from an act or omission of a Loan Party) or (3) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material intentional breach of such Indemnitee’s (or its Related Parties’) obligations hereunder.  Without limiting the provisions of Section 3.1(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)Payments.  All amounts due under this Section shall be payable on demand therefor.

(e)Limitation of Liability.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)Survival.  The agreements in this Section and the indemnity provisions of Section 10.2(e) shall survive the resignation of the Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.5Payments Set Aside

.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.6Successors and Assigns

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(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender (unless otherwise permitted pursuant to this Agreement), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, in no event shall the Agent be obligated to ascertain, monitor or inquire as to whether any Person is a Disqualified Lender.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that, to the extent the consent of the Borrower is required, it shall be reasonable for the Borrower to withhold consent based on the nature of the proposed assignee’s business; and provided further that, to the extent the consent of the Borrower is required, the Borrower shall be deemed to have consented to such assignment if the Borrower has been given ten (10) Business Days’ prior notice of such assignment and has not objected to such assignment within such period; and

(B)the consent of the Agent, (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  (i)  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a Defaulting Lender, a Disqualified Lender, a natural Person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.8 as if such Participant was a Lender hereunder.

(i)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) and (vii) of the first proviso to Section 10.1(a) that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations of those Sections, it being understood that any documentation required to be provided under Section 3.1(e) shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.1(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7[Reserved]

.

10.8Treatment of Certain Information; Confidentiality

.

Each Credit Party party to any Loan Document agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective Related Parties and any of their respective limited partners or financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential (and, in the case of disclosure to a financing source, such Information shall only be permitted to be used by such financing source in connection with its evaluation and provision of the applicable financing)), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that any Person that discloses any Information pursuant to this clause (c) shall notify the Borrower in advance of such disclosure (if permitted by Law) or shall provide the Borrower with prompt written notice of such disclosure (if permitted by Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (in each case, excluding any Disqualified Lender) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties not known by such source to be in breach of any duty of confidentiality with respect to such Information.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to this Agreement, the Transactions, the Loans and Commitments hereunder, Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

Notwithstanding anything in the foregoing to the contrary, each of the Credit Parties acknowledges that this Section 10.8 shall replace any non-disclosure agreement entered into by any Credit Party (or any Affiliate thereof) with a Loan Party prior to the Closing Date.

10.9Right of Setoff

.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10Interest Rate Limitation

.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”).  If the Agent or any

Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.12Survival

.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Further, the provisions of Sections 3.1, 3.4, 3.5 and 10.4 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked and (y) any Obligations that may thereafter arise under Section 10.4.

10.13Severability

.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14Replacement of Lenders

.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.6, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender (if permitted by Law) and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6; provided that the consent of the assigned

Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.1 and 3.4) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Agent the assignment fee specified in Section 10.6(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents as though a voluntary prepayment were made on such date (including the Applicable Prepayment Premium and any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY

SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ANY LOAN PARTY’S PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.16Waiver of Jury Trial

.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.18USA PATRIOT Act Notice

.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, Agent and each Lender shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent or such Lender with applicable Laws (including, without limitation, the Patriot Act and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by the Agent or such Lender to comply therewith) on all Loan Parties, their senior management and key principals and legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Credit Party Expenses hereunder and be for the account of the Borrower.

10.19Foreign Asset Control Regulations

.  The Borrower hereby represents that neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act).  Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.20Gaming Laws.

(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Agreement and the other Loan Documents are subject to applicable Gaming Laws. Without limiting the foregoing, the Agent, each Lender and each Participant acknowledges that (i) it is subject to being called forward by any Gaming Authority in its discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the possession or control of gaming equipment, or a Gaming License may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, the Loan Parties expressly authorize each of the Agent and the Lenders to cooperate with the Gaming Authority in connection with the administration of their regulatory jurisdiction over the Borrower and the other Loan Parties, including, without limitation, to the extent not inconsistent with the internal policies of such Agent or Lender or any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authority relating to the Agent, the Lenders or the Borrower or any other Loan Party or the Loan Documents.

(c)If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (an “Unsuitable Lender”), the Agent or the Borrower shall have the right to immediately (or within a time period prescribed by the Gaming Authority, as applicable) require such Unsuitable Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) in accordance with the provisions of Section 10.6.

10.21Time of the Essence

.  Time is of the essence of the Loan Documents.

10.22Press Releases

.

(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by the Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Borrower for review and comment prior to the publication thereof.  The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.23Releases

.

(a)Any Lien on any property granted to or held by the Agent under any Loan Document shall terminate upon termination of the Commitments and payment in full of all Obligations in accordance with Section 1.2(d) of this Agreement (other than contingent obligations for which claims have not been asserted); provided, however, that in connection with the termination of the Commitments and satisfaction of the Obligations as set forth above, the Agent may require such indemnities it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked; provided, further, that any such

Liens granted pursuant to the Loan Documents shall be reinstated if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Credit Party upon the bankruptcy or reorganization of any Loan Party.  At the request and sole expense of any Loan Party following any such termination, the Agent shall deliver to such Loan Party any Collateral held by the Agent under any Loan Document, and execute and deliver to such Loan Party such termination or other documents as such Loan Party shall reasonably request to evidence such termination.

(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person that is not a Loan Party in a transaction permitted by this Agreement (including any such transaction approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.1), then such Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to such Loan Party or its transferee, as the case may be, and the Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by the Loan Documents on such Collateral.  At the request and sole expense of the Borrower, the Agent shall release any Loan Party from its obligations under the Loan Documents, including the Guaranty and Security Agreement, and shall execute and deliver to the Loan Parties all releases or other documentation reasonably necessary or desirable to evidence any release permitted hereunder, and/or in the event that all the equity interest of such Loan Party shall be sold, transferred or otherwise disposed of to a Person that is not a Loan Party or such Loan Party shall otherwise cease to be a Subsidiary in a transaction permitted by this Agreement.

Notwithstanding anything to the contrary herein, the provisions of this Section 10.23 shall be in addition to, and not a limitation upon, the provisions of Section 9.10.

10.24No Strict Construction

.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.25Attachments

.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein (including, to the extent incorporated herein, the Perfection Certificate) and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.26Electronic Execution of Assignments and Certain Other Documents

.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.27Intercreditor Agreement

.  The Loan Parties, the Agent, the Lenders and the other Credit Parties agree and acknowledge that the exercise of certain of the Agent’s rights and remedies hereunder shall be subject to, and restricted by, the provisions of each applicable Customary Intercreditor Agreement.  In the event of any conflict between the terms of this Agreement and a Customary Intercreditor Agreement, the terms of such Customary Intercreditor Agreement shall govern and control.

10.28Additional Waivers.

(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise (other than the payment in full in cash of the Obligations after the termination of the Commitments). Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after the termination of the Commitments).

(c)To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  To the fullest extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the

Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

10.29Acknowledgement and Consent to Bail-In of Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:

GALAXY GAMING, INC., as Borrower

By:  _________________________________
Name:
Title:

[Signature Page to Credit Agreement]

FORTRESS CREDIT CORP.,
as Agent and Lender

By:  ________________________________
Name:
Title:

[Signature Page to Credit Agreement]